(TRANSACT LOGO)


                          TRANSACT TECHNOLOGIES REPORTS
                           FIRST QUARTER 2006 RESULTS

           -- Record Quarterly Revenue Driven By Double-Digit Growth
                        Across All Three Sales Units --


Wallingford, CT, May 1, 2006 - TransAct Technologies Incorporated (Nasdaq:
TACT), a leading producer of market specific printers for transaction-based industries worldwide, today announced financial results for the three months ended March 31, 2006.

Revenues for the first quarter of 2006 were $16.4 million, a 37% increase compared to $12.0 million in the same period a year ago. The Company earned net income for the first quarter of 2006 of $1.1 million compared to net income of $0.2 million in the same period of 2005. Earnings per share for the three months ended March 31, 2006 were $0.11 per diluted share compared to $0.02 per diluted share in the same period a year ago.

Bart C. Shuldman, Chairman, President and Chief Executive Officer of TransAct Technologies, said, "Our strong results this quarter across all of our markets are a result of the investments we made in the business last year. We achieved record quarterly sales in the first quarter, and significantly improved profitability. Specifically, we reported double-digit revenue growth in all three of our sales units."

GAMING AND LOTTERY

Gaming and Lottery revenue for the first quarter of 2006 was $8.6 million, up 58% compared to $5.5 million in the same period of 2005. Revenue growth was driven by a combination of factors including increased market share in the domestic casino market, continued growth in the international casino markets, the benefits of a sales relationship with JCM and stronger lottery printer sales to GTECH.

POS AND BANKING

POS and Banking revenue was $4.7 million in the first quarter of 2006, an increase of 18% compared to $4.0 million in the first quarter of 2005. This growth was largely attributable to increased sales of TransAct's line of inkjet and thermal POS printers, including TransAct's new line of printers exclusively for distributors launched last year and its BANKjet(R) 1500 printers used in bank teller stations.

TRANSACT SERVICES GROUP

Revenue from the TransAct Services Group, which includes spare parts, refurbished printers, consumables and services, was $3.1 million in the first quarter of 2006, a 20% increase from $2.6 million in the year-ago period. The success achieved in the first quarter was largely the result of the Company's expanded sales team, the impact from our west coast service center which the Company opened last year, and the growing installed base of TransAct printers in the marketplace.


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
OPERATIONS AND FINANCE

Steven A. DeMartino, Executive Vice President and Chief Financial Officer of TransAct Technologies, commented, "This was a strong quarter for TransAct in terms of both top and bottom line growth, as we executed well against our business strategy. Gross margin for the first quarter of 2006 improved to 34.6% from 30.6% in the first quarter of 2005 as a result of higher sales and continued cost improvements. We also continued to strengthen our balance sheet and generated over $2 million in cash from operations during the quarter. We finished the quarter with $5.3 million of cash and no debt on our balance sheet."

Mr. DeMartino continued, "As part of our stock repurchase program authorized by our Board of Directors in March 2005, during the first quarter of 2006, we repurchased 74,800 shares for approximately $700,000 bringing the total buyback as of March 31, 2006 to 579,800 shares, or 6% of total shares outstanding, for a total of approximately $4.6 million."

LOOKING FORWARD

Mr. Shuldman commented, "The investments we made in the business last year are starting to pay off and we believe that the business momentum we experienced in the first quarter will continue throughout 2006. We expect to continue to deliver growth across all of our sales units. More specifically, growth in our POS and banking business will be driven by our innovative product offerings and our expanded sales team. Growth in the TransAct Services Group will be led by our three fully operational service centers and an expanded sales team focused solely on ramping up sales of TransAct Services Group products and services. We also remain excited about the international gaming market and expect to continue to gain market share in the domestic gaming market."

Mr. Shuldman concluded, "Overall, we are encouraged by the prospects for our business and feel confident that we have built the organization needed to achieve growth in revenue, profitability and market share. And with our newly expanded sales team, growing product lines, and strategic marketing initiatives in place, we are well positioned for success. We expect that the investments made in 2005 will continue to pay returns for the remainder of 2006. We are expecting this to be a year of growth in both revenue and profit. Based on the momentum in our business, we are raising earnings per share guidance for the full year 2006 to $0.42 to $0.46 per diluted share, up from our previous guidance of $0.38 to $0.40 per diluted share, on revenues of approximately $65 million to $67 million. We anticipate revenues for the second quarter to be between $16 and $17 million with net income in the range of $0.09 to $0.12 per diluted share, compared to $0.03 per diluted share in the second quarter of 2005."

INVESTOR CONFERENCE CALL / WEBCAST DETAILS

TransAct will review detailed first quarter 2006 results and forward looking guidance during a conference call today at 5:00PM EDT. The conference call-in number is 201-689-8471. A replay of the call will be available from 8:00PM EDT on Monday, May 1 through midnight EDT on Monday, May 8 by telephone at 201-612-7415. The account number to access the replay is 3055 and the password is 199274. Investors can also access the conference call via a live webcast on the Company's Web site at www.transact-tech.com. A replay of the call will be archived on that Website for one week.

ABOUT TRANSACT TECHNOLOGIES INCORPORATED

TransAct Technologies Incorporated (Nasdaq:TACT) is the leader in developing and manufacturing market-specific printers for transaction-based industries. These industries include gaming, lottery, banking and hospitality. Each individual market has distinct, critical requirements for printing and the transaction isn't complete until the receipt and/or ticket is produced. TransAct printers are designed


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
from the ground up based on market specific requirements and are sold under the Ithaca(R) and Epic product brands. TransAct distributes its products through OEMs, value-added resellers, selected distributors, and direct to end-users. TransAct has over two million printers installed around the world. TransAct also has a strong focus on the after-market side of the business, with a high commitment to printer service, supplies and spare parts. TransAct is headquartered in Wallingford, CT. For more information on TransAct, visit www.transact-tech.com or call 203.859.6800.


CONTACTS:

Steven DeMartino, Chief Financial Officer, 203-859-6810 or David Pasquale, 646-536-7006, or Denise Roche, 646-536-7008, both with The Ruth Group

                                      # # #

FORWARD-LOOKING STATEMENTS:

Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe", "project" or "continue" or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe and Latin America; economic and political conditions in the United States, Australia, New Zealand, Europe and Latin America; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; and the outcome of lawsuits between TransAct and FutureLogic, Inc. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.


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
                        TRANSACT TECHNOLOGIES INCORPORATED
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)


                                                           Three months ended
(In thousands, except per share  amounts)                      March 31,
                                                      -------------------------
                                                        2006             2005
                                                      --------         --------
Net sales                                             $ 16,434         $ 12,036
Cost of sales                                           10,747            8,359
                                                      --------         --------

Gross profit                                             5,687            3,677
                                                      --------         --------

Operating expenses:
  Engineering, design and product development              761              731
  Selling and marketing                                  1,580            1,349
  General and administrative                             1,710            1,364
                                                      --------         --------
                                                         4,051            3,444
                                                      --------         --------

Operating income                                         1,636              233
                                                      --------         --------

Other income (expense):
  Interest, net                                             14               20
  Other, net                                               (11)              (1)
                                                      --------         --------
                                                             3               19
                                                      --------         --------

Income before income taxes                               1,639              252
Income tax provision                                       582               89
                                                      --------         --------
Net income                                            $  1,057         $    163
                                                      ========         ========
Net income per common share:
  Basic                                               $   0.11         $   0.02
  Diluted                                             $   0.11         $   0.02

Shares used in per share calculation:
  Basic                                                  9,558           10,010
  Diluted                                                9,868           10,452


                 SUPPLEMENTAL INFORMATION - SALES BY SALES UNIT:

                                                          Three months ended
                                                               March 31,
                                                      --------------------------
                                                        2006               2005
                                                      -------            -------
Point of sale and banking                             $ 4,664            $ 3,954
Gaming and lottery                                      8,644              5,471
TransAct services group                                 3,126              2,611
                                                      -------            -------
  Total net sales                                     $16,434            $12,036
                                                      =======            =======


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
                       TRANSACT TECHNOLOGIES INCORPORATED
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)


                                                      MARCH 31,     December 31,
(In thousands)                                          2006             2005
                                                      --------         --------
ASSETS:
Current assets:
  Cash and cash equivalents                           $  5,289         $  4,579
  Receivables, net                                      10,082            8,359
  Inventories                                            7,225            6,036
  Refundable income taxes                                  150              295
  Deferred tax assets                                    2,735            2,735
  Other current assets                                     478              258
                                                      --------         --------
   Total current assets                                 25,959           22,262
                                                      --------         --------

Fixed assets, net                                        5,144            4,510
Goodwill, net                                            1,469            1,469
Deferred tax assets                                        565              557
Intangibles and other assets                               504              534
                                                      --------         --------
                                                         7,682            7,070
                                                      --------         --------
  Total assets                                        $ 33,641         $ 29,332
                                                      ========         ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Accounts payable                                    $  5,531         $  2,859
  Accrued liabilities                                    4,094            3,198
  Accrued restructuring                                    420              420
  Deferred revenue                                         455              410
                                                      --------         --------
   Total current liabilities                            10,500            6,887
                                                      --------         --------

Accrued restructuring                                      480              587
Deferred revenue                                           331              270
Other liabilities                                          338              331
                                                      --------         --------
                                                         1,149            1,188
                                                      --------         --------
  Total liabilities                                     11,649            8,075
                                                      --------         --------

Shareholders' equity:
  Common stock                                             103              102
  Additional paid-in capital                            17,864           17,497
  Retained earnings                                      8,546            7,489
  Accumulated other comprehensive income                    44               36
  Treasury stock                                        (4,565)          (3,867)
                                                      --------         --------
   Total shareholders' equity                           21,992           21,257
                                                      --------         --------
                                                      $ 33,641         $ 29,332
                                                      ========         ========


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